                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 Proxim, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                  PROXIM, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 25, 2000

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of PROXIM, INC., a Delaware corporation (the "Company"), will be held on May 25, 2000, at 10:00 a.m., local time, at the Sunnyvale Hilton Inn, 1250 Lakeside Drive, Sunnyvale, California 94086, for the following purposes:

          1. To elect directors to serve for the ensuing year and until their successors are elected and duly qualified;

          2. To approve an amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 25,000,000 shares to 100,000,000 shares;

          3. To approve amendments to the Company's 1995 Long-Term Incentive Plan to (i) increase the number of shares of Common Stock reserved for issuance thereunder by 1,000,000 shares, (ii) prohibit repricings of options under the Plan without obtaining stockholder approval, and (iii) limit the number of shares to be granted subject to Stock Awards other than stock options;

          4. To approve an amendment to the Company's 1993 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 200,000 shares;

          5. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2000; and

          6. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on April 6, 2000 are entitled to receive notice of and to vote at the Annual Meeting.

     All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she previously returned a proxy.

                                          By Order of the Board of Directors

                                          Jeffrey D. Saper
                                          Secretary

Sunnyvale, California
April 24, 2000

                             YOUR VOTE IS IMPORTANT

  IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT
                           IN THE ENCLOSED ENVELOPE.

                                  PROXIM, INC.
                                  510 DEGUIGNE
                          SUNNYVALE, CALIFORNIA 94086
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     The enclosed Proxy is solicited on behalf of the Board of Directors of Proxim, Inc., a Delaware corporation ("Proxim" or the "Company"), for use at Proxim's Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 25, 2000, at 10:00 a.m., local time, or at any adjournment(s) thereof. The purposes of the Annual Meeting are set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Sunnyvale Hilton Inn, 1250 Lakeside Drive, Sunnyvale, California 94086. The telephone number at that location is (408) 738-4888.

     These proxy solicitation materials were mailed on or about April 24, 2000 to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE; OUTSTANDING SHARES; PROCEDURAL MATTERS

     Stockholders of record as of the close of business on April 6, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the April 6, 2000 Record Date, 12,592,998 shares of Proxim's Common Stock, $.001 par value (the "Common Stock"), were issued and outstanding. Each share has one vote on all matters. For information regarding holders of more than 5% of the outstanding Common Stock, see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." The closing sale price of Proxim Common Stock as reported on the Nasdaq National Market on April 6, 2000 was $117.9375 per share.

     Proxies properly executed, duly returned to the Company and not revoked will be voted in accordance with the specifications made. Where no specifications are given, such proxies will be voted as the management of the Company may propose. If any matter not described in this Proxy Statement is properly presented for action at the meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote according to their best judgment.

     Each stockholder is entitled to one vote for each share of Common Stock on all matters presented at the meeting. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter. Abstentions will have the same effect as a vote against a proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on a proposal, except for Proposal No. 2, for which broker non-votes will effectively count as votes against the proposal.

     Proxim will bear the cost of this solicitation, including reimbursement of brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile.

REVOCABILITY OF PROXIES

     A stockholder may revoke any proxy given pursuant to this solicitation by attending the Annual Meeting and voting in person, or by delivering to the Company prior to the Annual Meeting a written notice of revocation or a duly executed proxy bearing a date later than that of the previous proxy.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR ANNUAL MEETING FOR FISCAL YEAR 2000

     Proposals of stockholders which are intended to be presented by such stockholders at the Company's 2001 Annual Meeting must be received by the Company no later than December 26, 2000 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

NOMINEES

     As of the date of the Annual Meeting, the Bylaws of the Company will provide that there shall be five directors and that such directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's five nominees named below, all of whom are presently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. It is not presently expected that any of the nominees named below will be unable or will decline to serve as a director. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in a manner to assure the election of as many of the nominees listed below as possible. In such event, the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and duly qualified.

     Names of the five nominees and certain information about each of them are set forth below. There is no family relationship among any directors or executive officers of the Company.

        NAME, PRINCIPAL OCCUPATION AND DIRECTORSHIPS          AGE    DIRECTOR SINCE
        --------------------------------------------          ---    --------------
David C. King                                                 40          1993
  Mr. King joined Proxim in December 1992 as Vice President
  of Marketing and Acting Chief Financial Officer, in July
  1993 was appointed President, Chief Executive Officer and
  director, and in January 1996 was appointed Chairman of
  the Board. From December 1990 to November 1992, Mr. King
  served in various executive capacities at Vitalink
  Communications Corporation ("Vitalink"), a LAN
  internetworking subsidiary of Network Systems Corporation, most recently as Vice President of Marketing and General
  Manager of Customer Service. From 1985 to 1990, Mr. King
  was Senior Manager in the San Francisco office of McKinsey
  & Company, Inc., a management consulting firm, where he
  was a member of the firm's high technology and health care practices. Mr. King holds an A.B. in Economics, as well as
  M.B.A. and J.D. degrees, all from Harvard University.
Raymond Chin                                                  46          1991
  Dr. Chin became a director of the Company in April 1991
  and served as Chairman of the Board from September 1991
  until January 1996. Since July 1994, Dr. Chin has served
  as Chairman of the Board of GWcom, Inc., and was appointed
  Chief Executive Officer in July 1996. From January 1995 to
  June 1996, Dr. Chin served as a general partner of Alpine
  Technology Ventures, a venture capital firm. From May 1990 to January 1995, Dr. Chin served as a general partner of
  MK Global Ventures, a venture capital firm. From June 1984 to May 1990, Dr. Chin served in various investment and
  strategic planning management positions at Ameritech
  Development Corporation, a subsidiary of Ameritech
  Corporation, a regional Bell operating company. Dr. Chin
  holds B.S., M.S. and Ph.D. degrees in Electrical
  Engineering from the University of Illinois,
  Champaign-Urbana.

        NAME, PRINCIPAL OCCUPATION AND DIRECTORSHIPS          AGE    DIRECTOR SINCE
        --------------------------------------------          ---    --------------
Leslie G. Denend                                              59          1996
  Mr. Denend became a director of the Company in March 1996.
  From December 1997 to March 1998, Mr. Denend served as
  President of Networks Associates, Inc., the corporation
  resulting from the merger of Network General Corporation
  with McAfee Associates, Inc. From June 1993 to December
  1997, Mr. Denend was Chief Executive Officer and President
  of Network General Corporation. From February of 1993 to
  June of 1993 Mr. Denend was Senior Vice President of
  Network General Corporation. Mr. Denend currently serves
  as a director of Networks Associates, Inc. and Rational
  Software Corporation.
Gregory L. Reyes                                              37          1997
  Mr. Reyes became a director of the Company in December
  1997. Since November 1997, Mr. Reyes has served as
  President and General Manager of Glenayre Technologies
  Inc. Wireless Access Group. From January 1995 until
  October 1997, Mr. Reyes served as Chairman, President and
  Chief Executive Officer of Wireless Access Inc. From
  January 1992 until December 1994, Mr. Reyes served as
  Divisional Vice President of Data Systems at Norand
  Corporation. Mr. Reyes holds a B.S. in Business from Saint
  MaryIs College.
Jeffrey D. Saper                                              52          1997
  Mr. Saper became a director of the Company in December
  1997. He has been a partner of the law firm Wilson Sonsini
  Goodrich & Rosati, Professional Corporation, since 1980.
  Mr. Saper also serves as Secretary to the Company.

VOTE REQUIRED

     The five (5) candidates receiving the highest number of "FOR" votes shall be elected to the Company's Board of Directors. An abstention will have the same effect as a vote withheld for the election of directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ALL OF THE NOMINEES LISTED ABOVE.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of six (6) meetings during 1999. The Board has an Audit Committee and a Compensation Committee but does not have a nominating committee or any committee performing a similar function.

     The Audit Committee of the Board of Directors, which consisted of Messrs. Denend, Reyes and Saper during 1999, was established in September 1993. The Audit Committee recommends engagement of the Company's independent accountants and is primarily responsible for approving the services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls. There were two (2) meetings of the Audit Committee during 1999. For 2000, the Audit Committee consists of Messrs. Denend, Reyes and Chin.

     The Compensation Committee of the Board of Directors, which consisted of Messrs. Chin, Denend and Reyes during 1999, was established in September 1993. The Compensation Committee is primarily responsible for making recommendations to the Board of Directors regarding the Company's executive compensation policy and incentive compensation for employees and consultants to the Company. There were two (2) meetings of the Compensation Committee during 1999. For 2000, the Compensation Committee consists of Messrs. Chin, Denend and Reyes.

     Except for Gregory Reyes, during 1999, no incumbent director attended fewer than 75% of the sum of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which that director served. See "Director Compensation" for information on the compensation of nonemployee directors.

DIRECTOR COMPENSATION

     Beginning in 1996 nonemployee directors received $3,000 each quarter as their sole cash compensation from the Company for their service as members of the Board of Directors and any committees thereof.

Directors are also reimbursed for all reasonable expenses incurred in connection with attending Board and Committee meetings. Each director who is also an officer of the Company has been granted options to purchase Common Stock under the 1986 Stock Option Plan and under the 1995 Long-Term Incentive Plan. In addition, all nonemployee directors have received options to purchase Common Stock under the Company's 1986 Stock Option Plan for grants prior to January 1994 and under the 1994 Director Option Plan for grants after December 1993.

                                 PROPOSAL NO. 2

                                  APPROVAL OF
             AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION TO
            INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK

AMENDMENT TO ARTICLE IV OF THE RESTATED CERTIFICATE OF INCORPORATION

     The Restated Certificate of Incorporation currently authorizes the issuance of 25,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. On January 24, 2000, the Company's Board of Directors adopted a resolution, subject to stockholder approval, to amend Article IV of the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 25,000,000 shares to 100,000,000 shares.

     The Board of Directors has adopted resolutions setting forth the proposed amendment to the first sentence of Article IV of the Restated Certificate of Incorporation, the advisability of the proposed amendment, and a call for submission of the proposed amendment for approval by the Company's stockholders at the Special Meeting. If approved by Company stockholders, the second sentence of Article IV of the Restated Certificate of Incorporation of the Company would be amended to read as follows:

          "The total number of shares of Common that the Corporation shall have the authority to issue is 100,000,000. The total number of shares of Preferred that the Corporation shall have the authority to issues is 5,000,000."

PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT

     The Board of Directors believes that it is in the Company's best interest to increase the number of shares of Common Stock that it is authorized to issue in order to give the Company additional flexibility to maintain a reasonable stock price with future stock splits and stock dividends. The Board of Directors also believes that the availability of additional authorized but unissued shares will provide it with the flexibility to issue Common Stock for other proper corporate purposes which may be identified in the future, such as to raise equity capital, to make acquisitions through the use of stock, to establish strategic relationships with other companies, and to adopt additional employee benefit plans or reserve additional shares for issuance under such plans.

     The Board of Directors believes that the proposed increase in the authorized Common Stock will make available sufficient shares for use should the Company decide to use its shares for one or more of such previously mentioned purposes or otherwise. No additional action or authorization by the Company's stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which the Common Stock is then listed or quoted. The Company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Board of Directors.

     Under the Company's Restated Certificate of Incorporation, the Company's stockholders do not have preemptive rights with respect to Common Stock. Thus, should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders would not have any preferential rights to purchase such shares. In addition, if the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on earnings per share, voting power, and share holdings of current stockholders.

     The proposed amendment to increase the authorized number of shares of Common Stock could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, in the event of a hostile attempt to take over control of the Company, it may be possible for the Company to endeavor to impede the attempt by issuing shares of the Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of the Company. The proposed amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed amendment may limit the opportunity for the Company's stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed amendment may have the effect of permitting the Company's current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company's business. However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

VOTE REQUIRED

     The approval of this proposal requires the affirmative vote of a majority of the holders of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, assuming a quorum is present. Therefore, abstentions and broker non-votes effectively count as votes against the proposed amendment.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION.

                                 PROPOSAL NO. 3

                         APPROVAL OF AMENDMENTS TO THE
                         1995 LONG-TERM INCENTIVE PLAN

     The Proxim, Inc. 1995 Long-Term Incentive Plan (the "1995 Plan") was adopted by the Board of Directors in April 1995 and approved by the stockholders of the Company in May 1995. A total of 3,150,000 shares of the Company's Common Stock are currently authorized for issuance under the 1995 Plan. The 1995 Plan was intended to supplement and replace the Company's 1986 Stock Option Plan, which expired in March 1996. As of April 6, 2000, 2,088,831 options to purchase shares were outstanding under the 1995 Plan and 308,090 shares remained available for future issuance.

AMENDMENT TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE 1995 PLAN

     On January 24, 2000, the Board of Directors approved an amendment to the 1995 Plan to increase the number of shares reserved for issuance thereunder by 1,000,000 shares to an aggregate of 4,150,000 shares. The stockholders are being asked to approve this amendment at the Annual Meeting.

     The Board of Directors believes that it is in the best interests of the Company to provide an incentive to eligible employees and officers whose present and potential contributions are important to the continued success of the Company and its stockholders, to afford these individuals the opportunity to acquire a proprietary interest in the Company, and to enable the Company to enlist and retain in its employment the best available talent for the successful conduct of its business. The Board of Directors believes that the shares remaining available for issuance pursuant to the 1995 Plan are insufficient for such purposes. Accordingly, at the Annual Meeting, the stockholders are being requested to consider and approve the amendment of the 1995 Plan to increase the number of shares reserved for issuance thereunder by 1,000,000 shares.

AMENDMENT TO PROHIBIT REPRICINGS UNDER THE PLAN WITHOUT OBTAINING STOCKHOLDER APPROVAL

     On January 24, 2000, the Board of Directors approved amendments to the 1995 Plan to (i) prohibit without prior stockholder approval to (A) reduce the exercise price of any outstanding Options, (B) grant new options under the 1995 Plan in exchange for outstanding options where the new options have an exercise price less than the exercise price per share of the outstanding options, or (C) grant options under the Plan or amend options granted under the Plan in any way which would be considered to "reprice" such options in accordance with the rules under
Item 402 of Regulation S-K promulgated under the Securities Act of 1933. This provision may not be amended or deleted from the Plan without prior stockholder approval. The stockholders are being asked to approve these amendments at the Annual Meeting.

     The Board of Directors believes that it is in the best interests of the Company and its stockholders to prohibit repricings under the 1995 Plan without obtaining stockholder approval. Accordingly, at the Annual Meeting, the stockholders are being requested to consider and approve the amendments of the 1995 Plan to prohibit repricings of the 1995 Plan.

AMENDMENT TO LIMIT THE NUMBER OF SHARES TO BE GRANTED SUBJECT TO STOCK PURCHASE RIGHTS AND STOCK APPRECIATION RIGHTS

     On January 24, 2000, the Board of Directors approved an amendment to the 1995 Plan to limit the number of Shares which can be granted under the 1995 Plan for awards other than stock options to ten percent of the shares reserved under the 1995 Plan. This provision may not be amended or deleted from the Plan without prior stockholder approval. The stockholders are being asked to approve these amendments at the Annual Meeting.

     The Board of Directors believes that it is in the best interests of the Company to limit the number of Shares which can be granted under the 1995 Plan for awards other than stock options to ten percent of the shares reserved under the 1995 Plan. To date, the Company has not granted any shares under the 1995 Plan for awards other than stock options. Nevertheless, the Board of Directors believes that it is in the best interests of the Company to have flexibility to grant such awards on a discretionary yet selective basis if needed. Accordingly, at the Annual Meeting, the stockholders are being requested to consider and approve the amendment of the 1995 Plan to limit the number of Shares to be granted subject to Stock Purchase Rights and Stock Appreciation Rights.

VOTE REQUIRED

     The approval of this proposal requires the affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting. An abstention will have the same effect as a vote against the proposal, and, pursuant to Delaware law, a broker non-vote will not be treated as a Vote Cast on the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENTS TO THE 1995 LONG-TERM INCENTIVE PLAN.

SUMMARY OF THE 1995 PLAN

     The essential features of the 1995 Plan are outlined below.

GENERAL

     Purpose. The purpose of the 1995 Plan is to enable the Company to provide an incentive to eligible employees, consultants and officers whose present and potential contributions are important to the continued success of the Company, to afford these individuals the opportunity to acquire a proprietary interest in the Company, and to enable the Company to enlist and retain in its employment the best available talent for the successful conduct of its business. It is intended that this purpose will be effected through the granting of stock options, stock purchase rights to buy restricted stock, stock appreciation rights, performance shares, stock unit awards or a combination of the above. The 1995 Plan has replaced the Company's 1986 Stock Option Plan as the principal method of providing incentives to employees with equity in the Company. The 1986 Stock Option Plan (but not outstanding options issued thereunder) terminated by its terms on March 20, 1996.

     Administration. The 1995 Plan is administered by the Company's Board of Directors, the Compensation Committee or any other committee appointed by the Board (the "Administrator"). The 1995 Plan may be administered so as to comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act") and Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Administrator is authorized to grant awards in the form of stock options, restricted stock, performance shares, restricted stock units, and stock unit awards, and the terms and conditions relating thereto. The Administrator has complete authority to construe, interpret and administer the provisions of the

1995 Plan and the provisions of the agreements governing awards granted thereunder. The Administrator has the authority to prescribe, amend and rescind rules and regulations pertaining to the 1995 Plan and to make all other determinations necessary or deemed advisable in the administration of the 1995 Plan. The determinations and interpretations made by the Administrator are final and binding.

     Eligibility. The 1995 Plan provides that stock options and other plan awards may be granted to employees (including officers and directors who are also employees) and consultants of the Company, as selected by the Administrator.

AWARDS UNDER THE 1995 PLAN

     Stock Options. The Administrator may grant awards under the 1995 Plan in the form of options to purchase shares of the Company's Common Stock. The maximum number of shares of Common Stock in respect of which stock options may be granted under the Plan will be 4,150,000 shares. In addition, no participant in the Plan may be granted stock options for more than 200,000 shares of Common Stock in the aggregate during any fiscal year of the Company. With regard to each such option, the Administrator will determine the number of shares subject to the option, the manner and time of the exercise of the option, the exercise price per share of stock subject to the option, and other applicable conditions. The Administrator may grant either "non-qualified stock options" ("NSOs") or "incentive stock options" ("ISOs") pursuant to Section 422 of the Code, or both. In the case of ISOs, the term of each option may not exceed 10 years from the date of grant. In addition, the exercisability of options may be accelerated either automatically upon the occurrence of certain events described in the 1995 Plan or on a discretionary basis by the Administrator at the time the options are granted. See "Extraordinary Events -- Change-in-Control Provisions" below.

     The exercise price of ISOs will not be less than the fair market value of the Common stock on the date of grant (and not less than 110% of the fair market value in the case of options granted to an optionee owning 10% or more of the outstanding Common Stock). The exercise price for NSOs intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code shall not be less than 100% of the fair market value of the Common Stock on the date of grant. The fair market value on the date of grant is the closing price as reported on the Nasdaq National Market on the last market trading day prior to the date of grant of the option.

     Under the 1995 Plan, in the event of an optionee's termination of employment or consulting relationship for any reason, an option may thereafter be exercised, to the extent it was exercisable at the date of such termination, for such period of time as is determined by the Administrator, up to a maximum of 12 (twelve) months in the case of death or permanent disability or six (6) months in the case of termination for any other reason but in no event after the expiration of the original term of the option. The employment or consulting relationship is not considered to be terminated in the event of certain leaves of absence or transfers between the Company, its parent (if any) and its majority-owned subsidiaries.

     The method of payment of consideration with respect to shares issued upon exercise of options granted under the 1995 Plan shall be determined by the Administrator (and, in the case of ISOs, determined at the time of grant) and may be any legal form of consideration permitted by applicable laws. The 1995 Plan specifically enumerates the following as acceptable forms of consideration: cash, check, promissory note, other shares of Common Stock or delivery of irrevocable instructions to a broker to deliver to the Company the appropriate amount of proceeds of the sale or loan of the shares exercised (often referred to as a "cashless exercise").

     The Administrator of the 1995 Plan may at any time offer to buy out, for a payment in cash or shares of Common Stock of the Company, any outstanding option, based on such terms and conditions as the Administrator shall establish and communicate to the optionee at the time that such offer is made.

     Stock Appreciation Rights. The 1995 Plan also permits the granting of nontransferable stock appreciation rights ("SARs"). SARs may be granted in connection with all or any part of an option, either concurrently with the grant of the option or at any time thereafter during the term of the option, or may be granted independently of options.

     An SAR in connection with an option will entitle the optionee to exercise the SAR by surrendering to the Company a portion of the unexercised related option. The optionee will receive in exchange from the Company an amount equal to the excess of the fair market value on the date of exercise of the SAR of the Common Stock covered by the surrendered portion of the related option over the exercise price of the Common Stock covered by the surrendered portion of the related option. When an SAR granted in connection with an option is exercised, the related option, to the extent surrendered, will cease to be exercisable. An SAR granted in connection with an option will be exercisable until, and will expire no later than, the date on which the related option ceases to be exercisable or expires.

     SARs may also be granted independently of options. In such an event, the SAR will entitle the optionee, upon exercise, to receive from the Company an amount equal to the excess of the fair market value of the Common Stock covered by the exercised portion of the SAR as of the date of such exercise over the fair market value of the Common Stock covered by the exercised portion of the SAR as of the last market trading date prior to the date on which the SAR was granted. An SAR granted without a related option will be exercisable, in whole or in part, at such time as the Administrator will specify in the SAR agreement.

     The Company's obligation arising upon the exercise of an SAR may be paid in Common Stock or in cash, or any combination thereof, as the administrator may determine.

     Stock Purchase Rights. The 1995 Plan permits the Company to grant stock purchase rights which allow the offeree the opportunity, during a specified period of time not exceeding 30 days, to purchase Common Stock of the Company on the terms specified by the Administrator. The Administrator notifies the offeree in writing of the terms, conditions and restrictions related to the offer, including the number of shares of Common Stock that the offeree will be entitled to purchase, the price to be paid and the time within which the offeree must accept such offer (which will in no event exceed 30 days from the date upon which the Administrator made the determination to grant the purchase right). Offers may be accepted by execution of a restricted stock purchase agreement between the Company and the offeree and payment of the purchase price.

     Unless the Administrator determines otherwise, the restricted stock purchase agreement will grant the Company a repurchase option at the original price paid by the purchaser, exercisable upon the termination of the purchaser's employment or consulting relationship with the Company for any reason. The purchase price for shares repurchased by the Company pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option will lapse at such rate as the Administrator may determine.

     Performance Shares. The 1995 Plan permits the Administrator to grant awards of performance shares to eligible employees. These awards are contingent upon the achievement of certain performance goals established by the Administrator. The length of time over which performance will be measured, the performance goals, and the criteria to be used in determining whether and to what degree the goals have been attained will be determined by the Administrator. The Administrator will also determine at the time of grant the effect (on the performance share award) of the termination of employment of a recipient of performance shares (by reason of death, retirement, disability or otherwise) during the performance period.

     Other Stock Based Awards. In addition, the Administrator shall have authority under the 1995 Plan to grant restricted stock unit awards and other stock unit awards, which can be in the form of Common Stock or units, the value of which is based, in whole or in part, on the value of the Company's Common Stock. Such stock unit awards will be subject to such terms, restrictions, conditions, vesting requirements and payment rules as the Administrator may determine. Stock unit awards may relate in whole or in part to certain performance criteria established by the Administrator at the time of grant. The Administrator will also determine at the time of grant the effect of termination of employment (on the stock unit award) of a stock unit award recipient (by reason of death, retirement, disability or otherwise) during any applicable vesting period.

     Limits to Awards Other than Stock Options. Under the 1995 Plan, the number of Shares which can be granted under awards other than stock options is limited to ten percent of the shares reserved under the 1995 Plan.

     Written Agreements. All awards under the 1995 Plan shall be evidenced by a written agreement between the Company and the employee or consultant to whom such award is granted.

     Nontransferability of Rights. Unless determined otherwise by the Administrator, options, SARs, stock purchase rights, performance shares and stock unit awards or other stock based awards granted pursuant to the 1995 Plan are nontransferable by the participant, other than by will or by the laws of descent and distribution and may be exercised, during the lifetime of the participant, only by the participant.

EXTRAORDINARY EVENTS

     Adjustment Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, in the event any change, such as a stock split or dividend, is made in the Company's capitalization which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment shall be made in the number of shares which have been reserved for issuance under the 1995 Plan (including shares subject to outstanding options or rights) and the price per share covered by each outstanding option, SAR, purchase right, performance share and stock unit award. In the event of any proposed dissolution or liquidation of the Company, all outstanding options and rights will terminate immediately prior to the consummation of such proposed action. However, the Administrator may, in its discretion, make provisions for accelerating the exercisability of any option or right under the 1995 Plan in such event.

     Repricing. Under the 1995 Plan, the following actions are prohibited without prior stockholder approval: (i) reducing the exercise price of any outstanding options, (ii) granting new options under the 1995 Plan in exchange for outstanding options where the new options have an exercise price less than the exercise price per share of the outstanding options, and (iii) granting options under the Plan or amending options granted under the Plan in any way which would be considered to "reprice" options granted under the Plan in accordance with the rules under Item 402 of Regulation S-K promulgated under the Securities Act of 1933.

     Change in Control Provisions. The 1995 Plan provides that at the time any option or right is granted under the 1995 Plan the Administrator may, in its discretion, provide that in the event of a "Change-in-Control" of the Company (as defined below) (i) all or any portion of such option or right will become immediately vested and fully exercisable or (ii) all or any portion of such option or right will be cashed out at the "Change-in-Control Price" (as defined below) reduced by the exercise price, if any, applicable to such option or right.

     A "Change-in-Control" means the occurrence of (i) the acquisition by an unaffiliated third party of securities representing 40% or more of the combined voting power of the Company with an intent to acquire control of the Company, or
(ii) the Company's merger or consolidation with any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto continuing to hold at least 60% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iii) stockholder approval of an agreement for the sale or disposition of all or substantially all of the Company's assets, or (iv) a change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors.

     The "Change-in-Control Price" shall be determined by the Administrator and shall be (i) the highest closing sale price of a share of Common Stock (as quoted on any established exchange or a national market system) any time within the 60-day period immediately preceding the date of determination of the Change-in-Control Price, (ii) the highest price paid or offered per share of Common Stock in any bona fide action or bona fide offer related to the Change-in-Control of the Company at any time within such 60-day period, or (iii) such lower price as the Administrator, in its discretion, determines to be a reasonable estimate of the fair market value of a share of Common Stock.

     Merger or Sale of Assets. Subject to the 1995 Plan's Change-in-Control Provisions discussed above, in the event of a sale of substantially all of the assets of the Company or the merger of the Company with or into another corporation which also constitutes a Change-in-Control, the 1995 Plan provides that (i) each outstanding option and right shall be assumed or substituted by such successor corporation or a parent or subsidiary of such successor corporation and (ii) twelve (12) months of unvested shares, if any, subject to such option or right shall vest and become fully exercisable upon the Change-in-Control. In the event that the successor corporation does not agree to such assumption or substitution, the 1995 Plan provides that any unvested shares subject to the option or right shall vest as of the Change-in-Control and the participant shall have the right to exercise such option or right as to all of the shares subject thereto for a period of time determined by the Administrator, after which such options and rights shall terminate.

     Amendment and Termination. The Board may amend, alter, suspend or discontinue the 1995 Plan at any time, but any such amendment, alteration, suspension or discontinuation shall not adversely affect any outstanding option or right under the 1995 Plan without the written consent of the holder thereof. To the extent necessary and desirable to comply with applicable laws, the Company shall obtain stockholder approval of any amendment to the 1995 Plan in such a manner and to such a degree as is required. The 1995 Plan continues until terminated by the Board; however, no ISOs may be granted after March 2, 2005.

     Subject to applicable laws and the specific terms of the 1995 Plan, the Administrator may accelerate any option or right or waive any condition or restriction pertaining to such option or right at any time. The Administrator may also substitute new options or rights for outstanding options or rights, including outstanding options or rights having higher prices, and may reduce the exercise price of any option or right.

UNITED STATES TAX INFORMATION

     Under current U.S. federal law, the following are the U.S. federal income tax consequences generally arising with respect to awards under the 1995 Plan.

     Stock Options. An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the incentive stock option and one year after exercising the incentive stock option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director or 10% stockholder of the Company. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

     All other options which do not qualify as incentive stock options are referred to as non-qualified stock options. An optionee will not recognize any taxable income at the time he or she is granted a non-qualified stock option. However, upon its exercise, the optionee generally will recognize taxable income measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company may be subject to tax withholding by the Company. Upon resale of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period. The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a non-qualified stock option.

     Stock Appreciation Rights. No income will be recognized by a recipient in connection with the grant of an SAR. When the SAR is exercised, the recipient will generally be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any Common Stock received on the exercise. In the case of a recipient who is also an employee, any income recognized upon exercise of an SAR will constitute wages for which withholding will be required. The Company will be entitled to a tax deduction in the same amount. If the optionee receives Common Stock upon the exercise of an SAR, any gain or loss on the sale of such stock will be treated in the same manner as discussed above with respect to non-qualified stock options.

     Performance Shares. Generally, no income will be recognized by a recipient in connection with the grant of a stock award of unvested stock, unless the participant makes an election to be taxed at the time of the award. Otherwise, at the time the stock award vests, the recipient generally will recognize compensation income in an amount equal to the difference between the fair market value of the stock at the time of vesting and the amount paid for the stock, if any. Generally, the recipient will be subject to tax consequences similar to those discussed with respect to non-qualified stock options. In the case of a recipient who is also an employee, any amount treated as compensation will be subject to tax withholding by the Company. The Company will be entitled to a tax deduction in the amount and at the time the recipient recognizes ordinary income with respect to a stock award.

     Restricted Stock. A participant who has been granted an award of restricted stock will not realize taxable income at the time of the grant, and the Company will not be entitled to a tax deduction at the time of the grant, unless the participant makes an election to be taxed at the time of the award. When the restrictions lapse, the participant will recognize taxable income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Company will be entitled to a corresponding tax deduction. Upon resale of such shares, any difference between the taxable amount recognized and the sale price will be treated as long-term or short-term capital gain, depending on the holding period.

     Stock Units. Generally, no income will be recognized by a recipient in connection with the grant of a stock award of unvested stock, unless the participant makes an election to be taxed at the time of the award. Otherwise, at the time the stock award vests, the recipient generally will recognize compensation income in an amount equal to the difference between the fair market value of the stock at the time of vesting and the amount paid for the stock, if any. Generally, the recipient will be subject to tax consequences similar to those discussed with respect to non-qualified stock options. In the case of a recipient who is also an employee, any amount treated as compensation will be subject to tax withholding by the Company. The Company will be entitled to a tax deduction in the amount and at the time the recipient recognizes ordinary income with respect to a stock award.

     THE FOREGOING BRIEF SUMMARY OF THE EFFECT OF UNITED STATES FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY IN CONNECTION WITH THE 1995 PLAN DOES NOT PURPORT TO BE COMPLETE, AND REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE CODE. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH PARTICIPANTS MAY RESIDE.

CERTAIN GRANT LIMITS

     The Omnibus Budget Reconciliation Act of 1993 ("OBRA") added Section 162(m) to the Code. Under Section 162(m), the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four most highly compensated employees of a publicly-held corporation is limited to no more than $1,000,000 per year for fiscal years beginning on or after January 1, 1994. For purposes of Section 162(m), any compensation expense attributable to stock options is subject to this limitation unless, among other things, the plan under which the options are granted includes a limit on the number of shares with respect to which options may be granted to any one employee in a specified period.

     In order to qualify compensation resulting from options granted under the Company's 1995 Plan as "performance-based" and thereby to exclude such compensation from the $1,000,000 limit on deductibility, the 1995 Plan limits the number of options that may be granted to employees in a fiscal year. The 1995 Plan provides that no employee may be granted, in any fiscal year of the Company, options to acquire in the aggregate more than 200,000 shares of Common Stock. The foregoing limitation adjusts proportionately in connection with any change in capitalization. The purpose of this provision is solely to preserve the Company's ability to deduct compensation expense related to stock options.

                                 PROPOSAL NO. 4

                          APPROVAL OF AMENDMENT TO THE
                       1993 EMPLOYEE STOCK PURCHASE PLAN

     The 1993 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in September 1993 and approved by the stockholders in November 1993. A total of 800,000 shares of the Company's Common Stock are currently reserved for issuance under the Purchase Plan. As of April 6, 2000, 292,790 shares remained available for issuance under the Purchase Plan.

AMENDMENT TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE PURCHASE PLAN

     On January 24, 2000, the Board of Directors approved an amendment to the Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 200,000 shares to an aggregate of 1,000,000 shares. The stockholders are being asked to approve this amendment at the Annual Meeting.

     The Board of Directors believes that in order to provide additional incentives to participants in the Purchase Plan, it is necessary to continue its policy of providing for the sale of Common Stock to such employees at a discount from the market price through voluntary payroll deductions. The Board of Directors further believes that without increasing the number of shares reserved for issuance the remaining shares in the Purchase Plan are insufficient for such purpose. Accordingly, at the Annual Meeting, the stockholders are being requested to consider and approve the amendment of the Purchase Plan to increase the number of shares reserved for issuance thereunder by 200,000 shares.

VOTE REQUIRED

     Approval of this proposal requires the affirmative vote of the holders of a majority of the Votes Cast on the proposal at the Annual Meeting. An abstention will have the same effect as a vote against the proposal, and, pursuant to Delaware law, a broker non-vote will not be treated as a Vote Cast on the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE 1993 EMPLOYEE STOCK PURCHASE PLAN.

PURCHASE PLAN ACTIVITY

     To date (without taking into account the proposed amendment to the Purchase
Plan), the Company has issued and sold an aggregate of 468,210 shares of Common Stock pursuant to the Purchase Plan and 331,790 shares of Common Stock are available for future issuance under the Purchase Plan. Participation in the Purchase Plan is voluntary and is dependent on each eligible employee's election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable.

     The following table sets forth certain information regarding shares purchased under the Purchase Plan during 1997 by the Chief Executive Officer and the four other most highly compensated executive officers whose salary plus bonus exceeded $100,000 in the last fiscal year (collectively, the "Named Executive Officers"), all current executive officers as a group and all non-executive officer employees as a group:

                                                                         NUMBER OF
                                                                          SHARES
 NAME OF INDIVIDUAL OR IDENTITY OF GROUP OR POSITION   DOLLAR VALUE(1)   PURCHASED
 ---------------------------------------------------   ---------------   ---------
David C. King........................................    $  108,946        2,698
Brian Button.........................................        85,935        2,232
Keith E. Glover......................................        73,197        1,836
Juan Grau............................................        77,348        1,938
Brian Messenger......................................        58,683        1,490
All executive officers as a group (5 persons)........       404,109       10,194
All other employees (excluding executive officers) as
  a group............................................     2,278,663       58,988

---------------
(1) Represents the market value of the shares on the date of purchase. The purchase price paid by each participant in the Purchase Plan is at least 15% below the market value.

SUMMARY OF THE PURCHASE PLAN

     The purpose of the Purchase Plan is to provide a convenient and practical means for employees of the Company and its subsidiaries to purchase the Company's Common Stock and a method by which the Company may assist and encourage its employees to become stockholders. The Purchase Plan is intended to be a permanent program but the Board of Directors may terminate the Purchase Plan at any time.

     The Purchase Plan is intended to qualify under Sections 421 and 423 of the Code. Each twenty-four-month offering period will consist of four purchase periods of approximately six months duration. The Purchase Plan was implemented with an eight-month purchase period which commenced on December 15, 1993. Subsequent purchase periods each have a six-month duration commencing on the first trading day on or after February 15 and August 15 of each year.

     The Purchase Plan is administered by the Compensation Committee. The Board may change the duration of the purchase periods or the length or date of commencement of an offering period.

     All individuals employed by the Company or its subsidiaries on the commencement of an offering period are eligible to participate if they are customarily employed by the Company for at least twenty hours per week and at least five months per year, provided, however, that individuals holding 5% or more of the Company's Common Stock (directly or upon the exercise of options) are not eligible to participate. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions not exceeding 10% of an employee's compensation, at a price equal to 85% of the lower of the closing sale price for the Common Stock reported on the Nasdaq National Market at (i) the beginning of the offering period or (ii) at the end of each purchase period. Once an employee becomes a participant in the Purchase Plan, the employee will automatically participate in each successive offering period until such time as the employee withdraws from the Purchase Plan or the employee's employment with the Company terminates. At the beginning of each offering period, each participant is automatically granted options to purchase shares of the Company's Common Stock. The option expires at the end of the purchase period or upon termination of employment, whichever is earlier, but is exercised at the end of each purchase period to the extent of the payroll deductions accumulated during such purchase period. The maximum number of shares a participant may purchase during each purchase period is determined by dividing $25,000 by the fair market value of a share of Common Stock on the first date of the offering period.

     To the extent the fair market value of the Common Stock on any exercise date in an offering period is lower than the fair market value of the Common Stock on the first day of the offering period, then all participants in such offering period will be automatically withdrawn from such offering period immediately after the exercise of their options on such exercise date and automatically re-enrolled in the immediately following offering period as of the first day thereof.

     In the event of a stock dividend, stock split or other change in capitalization affecting the Company's Common Stock, or in the event of any merger, sale or reorganization, appropriate adjustments will be made in the Purchase Plan's share reserve, the shares subject to purchase under each participant's purchase opportunity and the purchase price per share of Common Stock. In the event of a transfer of control of the Company pursuant to a sale of stock, a merger or a sale of assets, the Board of Directors may provide that the current offering shall be shortened and a new exercise date set or arrange with the successor corporation for such corporation to assume the Company's rights and obligations under the Purchase Plan. All purchase opportunities shall terminate as of the date of the transfer of control to the extent that the purchase opportunity is neither exercised nor assumed by the successor corporation.

     The Board of Directors may amend or terminate the Purchase Plan at any time, except that such termination cannot affect shares of Common Stock or purchase opportunities previously granted under the Purchase Plan, nor can any amendment be made without approval of the stockholders of the Company within twelve months of the date of the adoption of the amendment if the amendment would authorize the sale of more shares than are authorized under the Purchase Plan or would change the designation of the corporations whose employees may participate under the Purchase Plan.

UNITED STATES TAX INFORMATION

     The Purchase Plan, and the right of participants to make purchase thereunder, are intended to qualify under the provisions of Sections 421 and 423 of the Code, under which no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon the sale or other disposition of shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period and one year from the date the shares are purchased, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period described above.

     THE FOREGOING SUMMARY OF THE EFFECT OF UNITED STATES FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY IN CONNECTION WITH THE PURCHASE PLAN DOES NOT PURPORT TO BE COMPLETE, AND REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE CODE. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH PARTICIPANTS MAY RESIDE.

                                 PROPOSAL NO. 5

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed PricewaterhouseCoopers LLP, independent accountants, to audit Proxim's financial statements for the current fiscal year ending December 31, 2000. Such nomination is being presented to the stockholders for ratification at the meeting. The affirmative vote of the holders of a majority of the Votes Cast on this proposal at the Annual Meeting is required to ratify the Board's selection. If the stockholders reject the nomination, the Board will reconsider its selection.

     PricewaterhouseCoopers LLP has audited Proxim's financial statements since the fiscal period ended October 31, 1985. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to respond to questions and to make a statement if they desire.

VOTE REQUIRED

     The approval of this proposal requires the affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting. An abstention will have the same effect as a vote against the proposal, and, pursuant to Delaware law, a broker non-vote will not be treated as a Vote Cast on the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of April 6, 2000, information relating to the beneficial ownership of the Company's Common Stock by each person known by the Company, based upon Schedule 13G's filed with the Securities and Exchange Commission, to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock, by each director and nominee for director, by each of the executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group.

                                                           BENEFICIAL OWNERSHIP(1)
                                                           ------------------------
                    NAME AND ADDRESS                         NUMBER        PERCENT
                    ----------------                       -----------    ---------
Kopp Investment Advisors, Inc.(2)........................   1,229,190        9.8%
  6600 France Avenue South
  Suite 672
  Edina, MN 55435
AMVESCAP PLC.............................................     848,800        6.7%
  11 Devonshire Square
  London, England
David C. King(3).........................................     355,060        2.8%
Raymond Chin(4)..........................................      56,041          *
Leslie G. Denend(5)......................................       5,000          *
Gregory Reyes(6).........................................       5,000          *
Jeffrey D. Saper(7)......................................      20,000          *
Brian Button(8)..........................................          --          *
Keith E. Glover(9).......................................     113,959          *
Juan Grau(10)............................................      39,301          *
Brian Messenger(11)......................................      27,402          *
All directors and executive officers as a group (10
  persons)(12)...........................................     621,763        4.8%

---------------
  *  Less than 1%.

 (1) Beneficial ownership is determined in accordance with the Rules and Regulations of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Options to purchase shares of Common Stock currently exercisable or exercisable within 60 days of April 6, 2000 are deemed outstanding for computing the percentage of the person holding such option but are not outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Includes 1,114,190 shares with shared dispositive power and 115,000 shares with sole dispositive power.

 (3) Includes 220,272 shares issuable upon the exercise of stock options exercisable within 60 days after April 6, 2000. Mr. King holds stock options to purchase an aggregate of 16,691 shares under the Company's 1986 Stock Option Plan and 353,582 shares under the Company's 1995 Long-Term Incentive Plan.

 (4) Includes 22,500 shares issuable upon the exercise of stock options exercisable within 60 days after April 6, 2000. Dr. Chin holds stock options to purchase an aggregate of 27,500 shares under the Company's 1994 Director Option Plan.

 (5) Includes 5,000 shares issuable upon the exercise of stock options exercisable within 60 days after April 6, 2000. Mr. Denend holds stock options to purchase an aggregate of 10,000 shares under the Company's 1994 Director Option Plan.

 (6) Includes 5,000 shares issuable upon the exercise of stock options exercisable within 60 days after April 6, 2000. Mr. Reyes holds stock options to purchase an aggregate of 10,000 shares under the Company's 1994 Director Option Plan.

 (7) Includes 20,000 shares issuable upon the exercise of stock options exercisable within 60 days of April 6, 2000. Mr. Saper holds stock options to purchase an aggregate of 25,000 shares under the Company's 1994 Director Option Plan.

 (8) Mr. Button left the Company in December 1999.

 (9) Includes 105,852 shares issuable upon the exercise of stock options exercisable within 60 days after April 6, 2000. Mr. Glover holds stock options to purchase an aggregate of 35,334 shares under the Company's 1986 Stock Option Plan and 145,000 shares under the Company's 1995 Long-Term Incentive Plan.

(10) Includes 10,730 shares issuable upon the exercise of stock options exercisable within 60 days after April 6, 2000. Mr. Grau holds stock options to purchase an aggregate of 102,294 shares under the Company's 1995 Long-Term Incentive Plan.

(11) Includes 17,213 shares issuable upon the exercise of stock options exercisable within 60 days after April 6, 2000. Mr. Messenger holds stock options to purchase an aggregate of 2,072 shares under the Company's 1986 Stock Option Plan and 87,845 shares under the Company's 1995 Long-Term Incentive Plan.

(12) Includes 406,567 shares issuable upon the exercise of stock options held by all directors and executive officers exercisable within 60 days after April 6, 2000.

                         EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table shows, as to the Company's Chief Executive Officer, the Company's four other most highly compensated executive officers and an individual who was one of the Company's most highly compensated executive officers but was not serving as an executive officer at the end of 1999 (collectively, the "Named Executive Officers"), information concerning compensation paid for services to the Company in all capacities during the fiscal years ended December 31, 1997, December 31, 1998 and December 31, 1999.

                                                                                            LONG-TERM
                                                            ANNUAL COMPENSATION           COMPENSATION
                                                     ----------------------------------   -------------
                                                                              OTHER
                                                                              ANNUAL      STOCK OPTIONS
                                              YEAR    SALARY    BONUS(2)   COMPENSATION    GRANTED(#)
                                              ----   --------   --------   ------------   -------------
David C. King...............................  1999   $273,269   $45,000         --            60,000
  Chairman, President and Chief               1998    244,539    45,000         --            30,000
  Executive Officer(1)                        1997    209,529        --         --           200,000
Brian T. Button.............................  1999    152,909   122,830         --                --
  Vice President of Sales and Marketing(3)    1998    125,000    95,007         --            30,000
                                              1997    124,865    43,875         --            70,000
Keith E. Glover.............................  1999    175,249    33,000         --            30,000
  Vice President of Finance and               1998    164,538    33,000         --            25,000
  Administration, Chief Financial Officer     1997    149,596        --         --            80,000
Juan Grau...................................  1999    184,654    35,000         --            40,000
  Vice President of Engineering               1998    174,538    35,000         --            25,000
                                              1997    159,711        --         --           100,000
Brian Messenger.............................  1999    149,204    20,000         --            30,000
  Vice President of Operations(4)             1998    125,620    34,555         --            50,000
                                              1997    105,203    20,525         --            27,000

---------------
(1) Mr. King was appointed Chairman on January 17, 1996, and President and Chief Executive Officer on July 26, 1993.

(2) Bonuses related to operating achievements and financial performance during 1997, 1998 and 1999 were paid in January 1998, January 1999 and January 2000, respectively.

(3) Mr. Button was named Vice President of Sales on September 1, 1996, and Vice President of Marketing on June 26, 1994. Mr. Button's bonuses in 1997, 1998 and 1999 represent sales commissions paid during 1997, 1998 and 1999, respectively. Mr. Button left the Company in December 1999.

(4) Mr. Messenger was named Vice President of Operations on October 19, 1998.

STOCK OPTION GRANTS AND EXERCISES

     The following table sets forth the stock options granted to the Named Executive Officers under the Company's stock option plans and the options exercised by such Named Executive Officers during the fiscal year ended December 31, 1999.

                          STOCK OPTION GRANTS IN 1999

                                                                                     POTENTIAL REALIZABLE
                                          INDIVIDUAL GRANTS                          VALUE ASSUMED ANNUAL
                       --------------------------------------------------------      RATES OF STOCK PRICE
                                       PERCENT OF                                  APPRECIATION FOR OPTION
                                       GRANTED TO     EXERCISE OR                          TERM(2)
                       OPTION/SARS    EMPLOYEES IN    BASE PRICE     EXPIRATION    ------------------------
                       GRANTED(1)     FISCAL YEAR      ($/SHARE)        DATE         5%($)         10%($)
                       -----------    ------------    -----------    ----------    ----------    ----------
David C. King........    60,000           6.7%          $36.375       10/22/09     $1,372,563    $3,478,343
Brian Button.........        --            --                --             --             --            --
Keith E. Glover......    30,000           3.4%          $36.375       10/22/09        686,281     1,739,171
Juan Grau............    40,000           4.5%          $36.375       10/22/09        915,042     2,318,895
Brian Messenger......    30,000           3.4%          $36.375       10/22/09        686,281     1,739,171

---------------
(1) The Company did not grant SARs in fiscal 1999. 160,000 options to purchase shares of the Company's Common Stock in this table were granted in 1999 under the Company's 1995 Long-Term Incentive Plan, and have exercise prices equal to the fair market value on the respective dates of grant.

(2) Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten (10)-year option term. Potential realizable value is shown net of exercise price. These numbers are calculated based on the regulations promulgated by the SEC and do not reflect the Company's estimate of future stock price growth.

              OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUES

                                                           NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                                                                  OPTIONS             IN-THE-MONEY OPTIONS AT 1999
                           SHARES                            AT 1999 YEAR-END                  YEAR-END(2)
                         ACQUIRED ON       VALUE        ---------------------------   -----------------------------
         NAME            EXERCISE(#)   REALIZED(1)($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
         ----            -----------   --------------   -----------   -------------   ------------   --------------
David C. King..........    67,080        $1,539,275       221,953        179,325      $22,591,991     $16,249,975
Brian Button...........    67,393         2,007,627            --             --               --              --
Keith E. Glover........    18,000         1,004,377       101,425         88,909       10,137,993       8,023,184
Juan Grau..............    88,250         3,187,592         5,290        107,710          517,191       9,642,685
Brian Messenger........    34,000         1,175,127        15,092         82,825        1,505,163       7,407,785

---------------
(1) Value realized represents the difference between the exercise price of the options and the value of the underlying securities on the date of exercise.

(2) Represents the difference between the exercise price of the options and the closing price of the Company's Common Stock on December 31, 1999 of $110.00 per share.

EMPLOYMENT ARRANGEMENTS

     The Company has entered into change of control severance agreements with Messrs. King, Button, Glover, Grau and Messenger. Pursuant to the terms of an agreement between the Company and Mr. King, effective as of June 18, 1998, if at any time within two years following a change of control of the Company, Mr. King's employment with the Company is terminated as a result of an involuntary termination or other than for cause, Mr. King is entitled to receive severance payments in an amount equal to two hundred percent (200%) of his annual compensation to be paid over a two-year period, continuation of employee benefits, acceleration of vesting of all unvested stock options and certain outplacement assistance benefits.

     Messrs. Button, Glover and Grau's agreements with the Company, each effective as of June 18, 1998, and Mr. Messenger's agreement with the Company, effective as of October 19, 1998, provide that if at any time within two years following a change of control of the Company, the executive officer's employment with the Company is terminated as a result of an involuntary termination or other than for cause, the executive officer is entitled to receive severance payments in an amount equal to one hundred percent (100%) of his annual compensation to be paid over a one-year period, continuation of employee benefits, acceleration of vesting of all unvested stock options and certain outplacement assistance benefits. Mr. Button left the Company in December of 1999 and his agreement with the Company accordingly was terminated.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors (the "Committee") for 1999 was comprised of Messrs. Chin, Denend and Reyes. The Committee is responsible for determining the Company's executive compensation policies and incentive compensation for employees and consultants to the Company. The Committee also evaluates the performance of the Company's executive officers against the Company's overall objectives.

     The Company's policy is that executive compensation should meet two objectives: (1) to ensure that the compensation and incentives provided to the executive officers are closely aligned with the Company's financial performance and stockholder value and (2) to attract and retain, through a competitive compensation structure, those key executives critical to the long-term success of the Company.

     To ensure the first objective is met, remuneration is tied to the Company's stock price performance by granting stock options to key executive officers. The Committee believes that the grant of an equity interest serves to link management interests with stockholder interests and to motivate executive officers to make long-term decisions that are in the best interests of the Company and the stockholders. The Committee considers stock option grants to executive officers based on various factors, including (i) each officer's responsibilities, (ii) any changes in such responsibilities, (iii) past option grants and each officer's current equity interest in the Company and (iv) performance. In consideration for his performance during 1999, the Committee granted the Chief Executive Officer options to purchase an aggregate of 60,000 shares of the Company's Common Stock in October of 1999. In addition to stock options, executives are eligible to participate in the Employee Stock Purchase Plan pursuant to which stock may be purchased at 85% of the fair market value at the beginning and end of each offering period (with the amount of deduction equal to up to a maximum of 10% of salary).

     The second objective of the overall executive compensation policy is addressed by a salary and bonus policy which is based on consideration of the salaries and total compensation of executive officers in similar positions with comparable companies in the industry, the qualifications and experience of each executive officer, the Company's financial performance during the past year and each officer's performance against objectives related to their areas of responsibility. The Committee periodically reviews individual base salaries of executive officers, and adjusts salaries based on individual job performance and changes in the officer's duties and responsibilities. In making salary decisions, the Committee exercises its discretion and judgment based on these factors. No specific formula is applied to determine the weight of each factor. Based upon the foregoing, the Chief Executive Officer's salary was established at $273,269 for 1999.

     The Committee believes that another key element of executive compensation should be the variable portion provided by annual cash incentive plans. The bonus award portion of the executive officers' compensation is dependent primarily on the Company's financial performance and achievement of specified corporate objectives as determined by the Board. The Company's executive officer annual bonus plan is designed such that if the Company performs above its stated objectives, bonus awards may be above the award target. If the Company performs below its stated objectives, bonus awards may be significantly reduced, and may be eliminated altogether if performance is below defined thresholds. The corporate performance measures currently used for annual executive bonus awards are actual total revenue and income from operations compared with the target total revenue and income from operations approved each year by the Board of

Directors. A substantially smaller portion of each executive's annual bonus is based on performance against individual objectives.

     The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, and proposed regulations thereunder (the "Section"). The Section limits the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. Under this legislation, the Company may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1,000,000 or meets certain other conditions (such as stockholder approval). The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to achieve the Company's objectives. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary in certain circumstances.

                                          Respectfully Submitted by the 1999
                                          Compensation
                                          Committee of the Board of Directors:

                                          Raymond Chin
                                          Leslie G. Denend
                                          Gregory L. Reyes

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the percentage change in the cumulative total return to the stockholders of the Company's Common Stock with the cumulative return of the Nasdaq U.S. Index and the Morgan Stanley High-Technology Index for the period commencing December 15, 1993 (the date the Company's Common Stock first traded on the Nasdaq National Market) and ending on December 31, 1999. The total stockholder return assumes $100 invested at the beginning of the period in the Common Stock of the Company, the Nasdaq U.S. Index and Morgan Stanley High-Technology Index. Historical stock price is not necessarily indicative of future stock performance.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file certain reports of ownership with the Securities and Exchange Commission (the "SEC") and with the National Association of Securities Dealers, Inc. Such officers, directors and stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. All reports required to be filed during fiscal year 1999 pursuant to Section 16(a) of the Exchange Act by directors, executive officers and 10% beneficial owners were filed on timely basis, except as follows: Mr. Glover filed one late report on Form 5 to report one transaction. Mr. Grau filed one late report on Form 5 to report one transaction. Mr. King filed one late report on Form 5 to report one transaction. Mr. Messenger filed one late report on Form 5 to report one transaction.

                                 OTHER MATTERS

     Proxim knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend. For business to be properly brought before the Annual Meeting by a stockholder, the Company's bylaws provide that a stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must have been delivered to or mailed and received at the principal executive offices of the Company not less than one hundred twenty
(120) calendar days in advance of the date specified in the Company's proxy statement released to the stockholders in connection with the previous year's Annual Meeting of Stockholders.

Dated: April 24, 2000

                                          By Order of the Board of Directors

                                          Jeffrey D. Saper
                                          Secretary

                                   DETACH HERE

                                      PROXY
                                  PROXIM, INC.


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  ANNUAL MEETING OF STOCKHOLDERS, MAY 25, 2000



        The undersigned stockholder of Proxim, Inc. (the "Company"), hereby appoints David C. King and Keith E. Glover, and each of them, with power of substitution to each, true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all the shares of Common Stock of the Company held of record by the undersigned on April 6, 2000, at the 2000 Annual Meeting of Stockholders of the Company to be held on Thursday, May 25, 2000 at 10:00 a.m., local time, at the Sunnyvale Hilton Inn, 1250 Lakeside Drive, Sunnyvale, California 94086, and any adjournments or postponements thereof.



--------------------------------------------------------------------------------

SEE REVERSE SIDE                                                SEE REVERSE SIDE

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                   DETACH HERE



        [X] Please mark votes as in this example.

        The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR Proposals 1, 2, 3, 4 and 5. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 24, 2000.

        Please mark, sign and date this proxy and return it promptly whether you plan to attend the meeting or not. If you do attend, you may vote in person if you desire.


1.      ELECTION OF DIRECTORS:

        Nominees: David C. King, Raymond Chin, Leslie G. Denend, Gregory L. Reyes, Jeffrey D. Saper

               FOR           WITHHELD

               [ ]             [ ]

               [ ]
                   ----------------------------------
               For all nominees except as noted above

               [ ] MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW


2. To approve an amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 25,000,000 shares to 100,000,000 shares.

        FOR             AGAINST       ABSTAIN

        [ ]               [ ]           [ ]

3.      To approve amendments to the Company's 1995 Long-Term Incentive Plan to
        (i) increase the number of shares of Common Stock reserved for issuance thereunder by 1,000,000 shares, (ii) prohibit repricings of options, and
        (iii) limit the number of shares to be granted subject to Stock Awards other than stock options.

        FOR             AGAINST       ABSTAIN

        [ ]               [ ]           [ ]


4. To approve an amendment to the Company's 1993 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 200,000 shares.

        FOR             AGAINST       ABSTAIN

        [ ]               [ ]           [ ]


5. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2000.

        FOR             AGAINST       ABSTAIN

        [ ]               [ ]           [ ]


6. In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting, or any adjournments or postponements thereof.

Please sign exactly as name appears hereon. Joint owners should each sign. Trustees and others acting in representative capacity should indicate the capacity in which they sign and give their full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership please sign in partnership name by an authorized person.



        Signature:__________________________________________ Date:_____________



        Signature:__________________________________________ Date:_____________